EXHIBIT 12

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                    TRANSAMERICA CORPORATION AND SUBSIDIARIES
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES


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                                                     Nine months ended September 30,
                                                         1998           1997
                                                     (Dollar amounts in thousands)
Fixed charges:
     Interest and debt expense                        $  312,427     $  310,054
     One-third of rental expense                          26,182         25,752
     Dividends declared on preferred
         securities issued by affiliates                  42,231         29,975
                                                      ----------     ----------
         Total                                        $  380,840     $  365,781
                                                      ==========     ==========

Earnings:
     Net income- continuing operations                $  430,263     $  342,811
     Provision for income taxes                          229,091         94,292
     Fixed charges                                       380,840        365,781
                                                      ----------     ----------
         Total                                        $1,040,194     $  802,884
                                                      ==========     ==========

Ratio of earnings to fixed charges                          2.73           2.19
                                                      ==========     ==========

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